Exhibit 10.4

CLASS B ORDINARY SHARE PURCHASE AGREEMENT

This CLASS B ORDINARY SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on [Execution Date] by and among:

A.            Hesai Group, an exempted company duly incorporated with limited liability and validly existing under the Laws of the Cayman Islands (the “Company”);

B.            Hesai Hong Kong Limited, a limited liability company duly established and existing under the Laws of Hong Kong (the “HK Company”);

C.            Shanghai Hesai Technology Co., Ltd. (上海禾赛科技有限公司), a limited liability company duly established and existing under the Laws of the PRC (“Shanghai Hesai”);

D.            The Persons as set forth in Schedule A-1 (each a “Key Party” and together, the “Key Parties”);

E.              [Name of investor] (the “PRC Series D Investor”); and

F.              [Name of investor] (the “US Series D Investor”, and together with the PRC Series D Investor, the “Series D Investors”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.       The Company is in the process of conducting an internal reorganization in accordance with the Reorganization Plan as contemplated in Schedule C attached hereto. The Company holds 100% shares of the HK Company, and the HK Company is contemplating to acquire the 100% Equity Securities of Shanghai Hesai.

B.        The Company desires to issue and sell to each of the Series D Investors, and each Series D Investor desires to purchase from the Company, on the terms and conditions set forth in this Agreement, the Class B Ordinary Shares (as defined below) of the Company.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties hereby agree as follows:

1.                   DEFINITIONS.

1.1                 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any charge, action, complaint, petition, appeal, suit, litigation, grievance, inquiry or other proceeding, claim, arbitration or investigation whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Laws, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law, father-in-law, children-in-law and siblings-in-law and any entity Controlled by any of the aforementioned individuals, (b) in the case of a Series D Investor, shall include (i) any Person who holds Shares as a nominee for such Series D Investor, (ii) any shareholder of such Series D Investor, (iii) any entity or individual which has a direct or indirect interest in such Series D Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Series D Investor, its shareholder, the general partner or the fund manager of such Series D Investor or its shareholder, (v) the relatives of any individual referred to in (ii), (iii) and (iv) above, and (vi) any trust Controlled by or held for the benefit of such Persons referred to in (i) to (iv) above. For the avoidance of doubt, the Series D Investors shall not be deemed to be an Affiliate of any Group Company.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day other than a public holiday, Saturday, Sunday or a day on which commercial banks are required or authorized by applicable Laws or executive order to be closed in the Cayman Islands, Hong Kong or the PRC by applicable Laws.

“Class A Ordinary Shares” means the class A ordinary shares, par value US$0.0001 per share of the Company, with the rights and privileges as set forth in the Restated M&A (as amended from time to time).

“Class B Ordinary Shares” means the class B ordinary shares, par value US$0.0001 per share of the Company, with the rights and privileges as set forth in the Restated M&A (as amended from time to time).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Company Intellectual Properties” shall have the meaning set forth in Section 9 of the representations and warranties of the Warrantors as attached as Exhibit B hereto.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Company” shall mean Hesai Group.

“Consent” shall mean any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Control” shall mean, with respect to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, contractual arrangement or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors or similar governing body of such Person; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Circular 37” shall mean the Circular on Issues Relating to the Administration of Foreign Exchange of Offshore Investment and Financing through Special Purpose Vehicles and Round-Tripping Investment by PRC Resident (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》[汇发（2014）37号]) issued by the SAFE on July 4, 2014 with effect from July 4, 2014, and any implementation, successor rule or regulation under the PRC Laws.

“Disclosing Party” shall have the meaning set forth in Section 9.4.

“ESOP” shall mean the employee share option plan of the Company to be adopted and such other arrangements, contracts, or plans as are recommended by management and approved by the Board of the Company.

“Environmental, Health and Safety Laws” means any and all applicable Laws that: (i) relate to the pollution or protection of the environment (including air; surface water; groundwater and water in pipe, drainage or sewerage systems; land surface or sub-surface strata); (ii) prohibit, regulate, or control any hazardous material or any hazardous material activity; or (iii) relate to the health or safety of employees, workers, occupiers, invitees or other Persons.

“Equity Securities” shall mean, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Financial Statements Date” shall have the meaning set forth in Section 6 of the representations and warranties of the Warrantors as attached as Exhibit B hereto.

“Financial Statements” shall have the meaning set forth in Section 6 of the representations and warranties of the Warrantors as attached as Exhibit B hereto.

“Founder Holdcos” shall collectively mean Rock Ocean Limited, Asian LBJ Limited, Balamb Limited, Fermat Star Limited, ALBJ Limited and Galbadia Limited, and “Founder Holdco” shall mean any of them.

“Founders” shall mean collectively Mr. Kai Sun, Mr. Yifan Li and Mr. Shaoqing Xiang, and “Founder” shall mean any of them.

“Governmental Authority” shall mean any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the Cayman Islands, Hong Kong, the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies” shall mean the Company, the HK Company, the PRC Companies, the US Companies, together with each Subsidiary of any of the foregoing from time to time (each a “Group Company”), unless the text specifically indicates otherwise.

“HK Company” shall mean Hesai Hong Kong Limited.

“HKIAC” shall have the meaning set forth in Section 10.12(b).

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or Tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, directly or indirectly.

“Indemnified Parties” shall have the meaning set forth in Section 8.3(i).

“Indemnitee” shall have the meaning set forth in Section 8.2.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Key Parties” shall mean collectively all the Founders and the Founder Holdcos, and “Key Party” shall mean each of them.

“Knowledge” means, for each of the Warrantors, the actual knowledge of any of the Warrantors, and any knowledge which should have been acquired by any of such Persons after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of their business affairs, including but not limited to due inquiry of all officers, directors, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question.

“Law” shall mean any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable governmental orders.

“Liabilities” or “Liability” shall mean, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” shall mean any claim, charge, easement, security interest, lien, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances, whether imposed by contract, understanding, Law or otherwise.

“Material Adverse Effect” shall mean, any (a) event, occurrence, fact, condition, existing or potential dispute, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, operations, results of operations, financial condition, assets or liabilities of the Company or any other Group Company that shall have caused an actual loss in excess of US$5,000,000, (b) material impairment of the ability of any Party (other than the Series D Investor) to perform any of its respective material obligations (including but not limited to the performance of the material obligations of such Party under any Transaction Documents, and the implementation and completion of Reorganization Plan), or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Series D Investor).

“Material Contract” or “Material Contracts” shall have the meaning set forth in Section 10 of the representations and warranties of the Warrantors as attached as Exhibit B hereto.

“Non-Disclosing Parties” shall have the meaning set forth in Section 9.4.

“Ordinary Shares” shall mean the Class A Ordinary Shares and the Class B Ordinary Shares, with the rights and privileges as set forth in the Restated M&A (as amended from time to time).

“ODI Formalities” shall mean all of the filing and/or approval formalities that are required to be completed by the PRC Series D Investor with the relevant PRC Governmental Authorities and/or the relevant banks in connection with its outbound investment in the Company and the remittance of its Purchase Price.

“ODI Rules and Regulations” shall mean the Administrative Measures for the Outbound Investment of Enterprises (《企业境外投资管理办法》[中华人民共和国国家发展和改革委员会令第11号]) issued by the National Development and Reform Commission (the “NDRC”) on December 26, 2017 with effect from March 1, 2018, the Administrative Measures for Outbound Investment (《境外投资管理办法》 [商务部令2014年第3号]) issued by the Ministry of Commerce (the “MOC”) on September 6, 2014 with effect from October 6, 2014, the Administrative Provisions on Foreign Exchange of the Outbound Direct Investments of Domestic Institutions (《境内机构境外直接投资外汇管理规定》 [汇发[2009]30号]) issued by the SAFE on July 13, 2009 with effect from August 1, 2009, and any implementation, successor rule or regulation under the PRC Laws.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC Companies” shall mean collectively Shanghai Hesai and Shanghai Hesai Trading Co., Ltd. (上海禾赛贸易有限公司), and “PRC Company” shall mean either of them.

“PRC” shall mean the People’s Republic of China, but solely for purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“Principal Business” means the development and manufacture of LiDAR and remote methane leak detector.

“Restated M&A” shall mean the amended and restated memorandum and articles of association of the Company in the form attached as Exhibit A hereto, as amended from time to time.

“RMB” shall mean the lawful currency of the PRC.

“Reorganization Plan” shall mean the steps and transactions as contemplated in Schedule C attached hereto.

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC (including its local counterpart) or, with respect to any matter to be submitted for examination and approval by or for registration with the State Administration of Foreign Exchange of the PRC, any Governmental Authority which is delegated or authorized by the State Administration of Foreign Exchange of the PRC to examine and approve or to effect the registration of such matter under the Laws of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37 and any other applicable SAFE rules and regulations.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Subsidiary” or “subsidiary” shall mean, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax Return” shall mean any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Tax” shall mean all forms of taxation, deductions, withholdings, duties, imposts, levies, fees, charges and rates imposed, levied, collected, withheld or assessed by competent tax Governmental Authority and any interest, additional taxation, penalty, surcharge or fine in connection therewith.

“Transaction Documents” shall mean this Agreement, the Restated M&A and the exhibits attached to either of the foregoing.

“US Companies” shall mean collectively Hesai Inc. and Oxigraf, Inc., and “US Company” shall mean either of them.

“US$” shall mean the lawful currency of the United States of America.

“Warrantors” shall mean the Key Parties, the Company, the HK Company and Shanghai Hesai, and “Warrantor” means any one of them.

1.2           Exhibits and Schedules. The following annex, schedule and exhibits are a part of this Agreement and hereby are deemed incorporated herein by reference:

Schedule A-1	Key Parties
Schedule A-2	Series D Investors and Co-Investors
Schedule B	Capitalization Table
Schedule C	Reorganization Plan
Schedule D	Notices
Schedule E	Disclosure Schedule
Exhibit A	Form of Restated M&A
Exhibit B	Representations and Warranties of Warrantors

2.             AGREEMENT TO PURCHASE AND SELL SHARES AT THE CLOSING.

2.1              Agreement to Purchase and Sell. Subject to and upon the terms and conditions hereof, the Company agrees to issue and sell to each Series D Investor, and each Series D Investor agrees to purchase from the Company, at the Closing (as defined in Section 2.3(b)), that number of Class B Ordinary Shares set forth opposite such Series D Investor’s name under the heading “Number of Ordinary Shares” (the “Purchased Shares”), at an aggregate purchase price set forth opposite such Series D Investor’s name under the heading “Purchase Price” (the “Purchase Price”) in Schedule A-2 attached hereto. If the Purchase Price of US$70,000,000 to be paid by the PRC Series D Investor upon Closing shall be in excess of RMB490,000,000 based on the exchange rate of RMB against US$ applicable to the Closing Date, the Purchase Price payable by the PRC Series D Investor shall be adjusted to the equivalent amount of RMB490,000,000 and the number of Purchased Shares of the PRC Series D Investor shall be adjusted accordingly.

2.2              Convertible Loan. Subject to and upon the terms and conditions hereof, the US Series D Investor agrees to provide the Company with such amount of loan set forth opposite its name under the heading “Convertible Loan” (the “Convertible Loan”) in Schedule A-2 attached hereto, at the CB Closing (as defined in Section 2.3(a)).

2.3              Closing.

(a)               The advance of the Convertible Loan by the US Series D Investor pursuant to Section 2.2 (the “CB Closing”) shall take place remotely via the exchange of documents and signatures by electronic transmission in PDF format as soon as practicable but no later than the tenth (10th) Business Day following the date on which all the conditions precedent set forth in Section 5.1 (other than those conditions to be satisfied at the CB Closing, but subject to the satisfaction or waiver thereof at the CB Closing) have been satisfied or waived, or at such other time and places as the Company and the US Series D Investor may mutually agree upon (the “CB Closing Date”).

(b)               The consummation of the purchase and sale of the Class B Ordinary Shares to the Series D Investors pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures by electronic transmission in PDF format as soon as practicable but no later than the third (3rd) Business Day following the date on which all of the conditions precedent set forth in Section 5.2 and Section 6 (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) have been satisfied or waived, or at such other time and place as the Company and the Series D Investors may mutually agree upon (the “Closing Date”). For avoidance of any doubt, upon the US Series D Investor receiving each of the documents set forth in Section 2.5 and subject to the satisfaction or waiver of all of the conditions precedent set forth in Section 5.2 and Section 6, the Closing for the transactions of subscribing for Purchased Shares by the US Series D Investor shall be deemed as automatically occurred and the date on which the Closing occurred shall be the Closing Date. The Company’s capitalization table immediately prior to and upon the Closing (on a fully-diluted and as-converted basis) shall be as set forth in Part I and Part II of Schedule B, respectively.

(c)               At the Closing, the Company shall issue to the concerned Series D Investor that number of Class B Ordinary Shares in the amount as set forth opposite to such Series D Investor’s name under the heading “Number of Ordinary Shares” in Schedule A-2.

(d)               The obligations and rights of each Series D Investor to consummate the Closing under this Section 2.3 shall be independent from the obligations and rights of the other Series D Investor to consummate the Closing, and shall not be affected by the other Series D Investor’s failure to consummate the Closing pursuant to the terms of this Agreement. Nothing contained herein or in any other Transaction Documents, and no action taken by any Series D Investor pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the other Series D Investors. Each Series D Investor agrees that no other Series D Investor has acted as an agent for such Series D Investor in connection with the transactions contemplated hereby.

2.4              Deliveries at the CB Closing. At the CB Closing,

(a)               the Company shall deliver the following items to the US Series D Investor: a closing certificate dated as of the CB Closing Date signed by the Founders, the Company and Shanghai Hesai, certifying that all of the conditions set forth in Section 5.1 have been fulfilled, and all supporting documents with respect to the satisfaction of such conditions except for those that have been provided to the US Series D Investor earlier; and

(b)               the US Series D Investor shall advance the Convertible Loan set forth opposite the name of the US Series D Investor in Schedule A-2 by wire transfer of immediately available funds in U.S. dollars to a bank account designated in writing by the Company at least five (5) Business Days prior to the CB Closing, and provide the Company with a copy of the remittance receipt or other evidencing document which shows the respective Convertible Loan having been transferred to the bank account designated by the Company in full amount.

2.5              Deliveries at the Closing. At the Closing,

(a)               the Company shall deliver the following items to the Series D Investors:

(i)                    a copy of the register of members of the Company reflecting the issuance of the Class B Ordinary Shares to such Series D Investor pursuant to Section 2.1, certified by the registered agent of the Company to be a true and complete copy thereof;

(ii)                   a copy of the share certificate to each Series D Investor representing the Class B Ordinary Shares being purchased by such Series D Investor, with the original (duly signed for and on behalf of the Company) to be delivered to such Series D Investor within ten (10) Business Days after the Closing;

(iii)                   a closing certificate dated as of the Closing Date signed by the Founders, the Company and Shanghai Hesai, certifying that all of the conditions set forth in Section 5.2 have been fulfilled;

(iv)                    all supporting documents with respect to the satisfaction of the conditions set forth in Section 5.2 except for those that have been provided to such Series D Investor earlier;

(v)                   a copy of the new business license of Shanghai Hesai evidencing Shanghai Hesai has been altered into a wholly owned subsidiary of the HK Company;

(vi)                    a copy of each of the Reorganization Documents (as defined in Schedule C) duly signed by the parties thereto; and

(b)               at the Closing,

(i)                    in respect of the US Series D Investor, the principal amount under the Convertible Loan shall automatically be converted into certain Class B Ordinary Shares as set forth opposite the US Series D Investor’s name under the heading “Number of Ordinary Shares” in Schedule A-2 attached hereto, and the respective Purchase Price payable by the US Series D Investor shall be deemed paid off upon such automatic conversion; and

(ii)                   in respect of the PRC Series D Investor, the PRC Series D Investor shall pay the Purchase Price set forth opposite the PRC Series D Investor in Schedule A-2 for the Class B Ordinary Shares by wire transfer of immediately available funds in U.S. dollars to a bank account designated in writing by the Company at least five (5) Business Days prior to the Closing, and provide the Company with a copy of the remittance receipt or other evidencing document which shows the Purchase Price has been transferred to the bank account designated by the Company in full amount.

3.                  REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.

Except as otherwise disclosed in the Disclosure Schedule attached hereto as Schedule E (“Disclosure Schedule”), the Warrantors hereby jointly and severally represent and warrant to the Series D Investors that the statements contained in Exhibit B attached hereto are true, correct and complete as of the date hereof, the CB Closing Date and the Closing Date.

4.                  REPRESENTATIONS AND WARRANTIES OF THE SERIES D INVESTORS.

Each Series D Investor hereby severally but not jointly represents and warrants to the Company that the representations and warranties as follows are true, correct and complete as of the date hereof, the CB Closing Date and the Closing Date:

4.1              Organization, Good Standing and Qualification. Such Series D Investor is duly organized, validly existing and in good standing under, and by virtue of, the Laws of the place of its incorporation or establishment.

4.2              Authorization. Such Series D Investor has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and each of the Transaction Documents to which it is a party, when executed and delivered by such Series D Investor, will constitute a valid and legally binding obligation of such Series D Investor, enforceable against it in accordance with its terms, except subject to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

4.3              Purchase for Own Account. The Class B Ordinary Shares will be acquired for such Series D Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.4              Compliance with Applicable Laws. Unless otherwise expressly provided herein, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of such Series D Investor in connection with the consummation of the transactions contemplated by this Agreement.

5.             CONDITIONS TO THE SERIES D INVESTORS’ OBLIGATIONS.

5.1            Conditions to the US Series D Investor’s Obligations at the CB Closing. The obligation of the US Series D Investor to advance the Convertible Loan to the Company at the CB Closing is subject to the satisfaction, on or prior to the CB Closing, of the following conditions, any of which may be waived in writing by the US Series D Investor in its sole discretion:

(a)           Representations and Warranties. The representations and warranties made by the Warrantors in Section 3 and Exhibit B hereof shall be true, correct and complete in all material respects (or, if qualified by materiality, true and correct in all respects) as of the date hereof and the CB Closing Date, with the same force and effect as if they had been made on and as of such date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties will have been true, correct and complete in all material respects as of such particular date.

(b)           Performance of Obligations. Each Warrantor shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions that are required under the Transaction Documents to be performed or complied with by it on or prior to the CB Closing.

(c)           Consents and Authorizations. All Consents, including without limitation permits, consents, approvals, resolutions or authorizations of any competent Governmental Authority that the Company and Shanghai Hesai shall obtain in connection with the consummation of the transactions contemplated on or before the CB Closing under this Agreement and the other Transaction Documents shall have been duly signed, obtained and effective as of the CB Closing.

(d)           Proceedings and Documents. All corporate and other proceedings in connection with the execution, delivery and performance of each of the Transaction Documents, the borrowing of the Convertible Loan at the CB Closing, the provision of relevant guarantee by Shanghai Hesai and Founders pursuant to Section 7.2(iii), the issuance and sale of the Class B Ordinary Shares at the Closing, the consummation of transactions contemplated under this Agreement, and the implementation of the Reorganization Plan (including all resolutions of the shareholders and the Board of the Company and the resolutions of the shareholders and the board of directors of Shanghai Hesai) shall have been completed, and the US Series D Investor shall have received all such copies of the resolutions..

(e)               Execution of this Agreement. Each of the parties to this Agreement, other than the Series D Investors, shall have executed and delivered this Agreement to the Series D Investors.

(f)                No Prohibition. There shall not be in effect any applicable Law enacted, entered into, promulgated, enforced or otherwise issued or court order or other legal restraint or prohibition restraining, enjoining, preventing or making illegal the consummation of the transactions contemplated under the Transaction Documents and there shall not be any pending or threatened Action by any Governmental Authority seeking to restrain, enjoin, prevent or make illegal the consummation of such transactions.

(g)               No Material Adverse Effect. There shall have been no Material Adverse Effect on the business, operation, assets, liabilities, or the financial conditions of the Group Company since the Financial Statements Date.

(h)               Pre-CB Closing Steps of Reorganization Plan. The steps of the restructuring specified in the Reorganization Plan which shall be completed on or prior to the CB Closing shall have been completed to the reasonable satisfaction of the Series D Investor, and all supporting documents shall have been provided to the Series D Investor.

5.2              Conditions to the Series D Investors’ Obligations at the Closing. Subject to Section 2.3(b), the obligation of each Series D Investor to purchase the Class B Ordinary Shares at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived in writing by such Series D Investor in its sole discretion (for the avoidance of doubt, if either Series D Investor does not proceed with the Closing due to the failure of the fulfillment and satisfaction of any condition in Section 5.2, the other Series D Investor shall have the right to waive such condition and proceed with the Closing):

(a)          Representations and Warranties. The representations and warranties made by the Warrantors in Section 3 and Exhibit B hereof shall be true, correct and complete in all material respects (or, if qualified by materiality, true and correct in all respects) as of the date hereof and the Closing Date, with the same force and effect as if they had been made on and as of such date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties will have been true, correct and complete in all material respects as of such particular date.

(b)          Performance of Obligations. Each Warrantor shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions that are required under the Transaction Documents to be performed or complied with by it on or prior to the Closing.

(c)          Consents and Authorizations. All Consents, including without limitation permits, consents, approvals, resolutions or authorizations of any competent Governmental Authority that the Company and Shanghai Hesai shall obtain in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents shall have been duly signed, obtained and effective as of the Closing.

(d)          Restated M&A. The Restated M&A shall have been duly adopted by all necessary actions of the Board and shareholders of the Company.

(e)          Transaction Documents. Each of the parties to the Transaction Documents, other than the Series D Investors, shall have executed and delivered such Transaction Documents (as for the Restated M&A, in the form and substance attached as Exhibit A) to the Series D Investors.

(f)           Reorganization. Shanghai Hesai shall have been 100% owned by the HK Company pursuant to the Reorganization Plan, and a copy of the new business license of Shanghai Hesai and the registration of alteration of foreign exchange evidencing its alteration into a wholly owned subsidiary of the HK Company shall have been provided to the Series D Investors. Each of the Reorganization Documents shall have been executed to the reasonable satisfaction of the Series D Investors, and the copy of such Reorganization Documents shall have been delivered to the Series D Investors.

(g)          No Prohibition. There shall not be in effect any applicable Law enacted, entered into, promulgated, enforced or otherwise issued or court order or other legal restraint or prohibition restraining, enjoining, preventing or making illegal the consummation of the transactions contemplated under the Transaction Documents and there shall not be any pending or threatened Action by any Governmental Authority seeking to restrain, enjoin, prevent or make illegal the consummation of such transactions.

(h)          Completion of ODI Formalities. In respect of the transactions of subscribing for Purchased Shares by the PRC Series D Investor only, the PRC Series D Investor shall have completed the ODI Formalities required for its outbound investment in the Company and the remittance of its Purchase Price.

(i)            No Material Adverse Effect. There shall have been no Material Adverse Effect on the business, operation, assets, liabilities, or the financial conditions of the Group Company since the Financial Statements Date.

6.                  CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligation of the Company to issue and sell the Class B Ordinary Shares to each Series D Investor at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

6.1              Representations and Warranties. The representations and warranties made by such Series D Investor in Section 4 hereof shall be true, correct and complete in all material respects as of the date hereof and as of the Closing, with the same force and effect as if they had been made on and as of such date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties will have been true, correct and complete in all material respects as of such particular date.

6.2              Performance of Obligations. Such Series D Investor shall have performed and complied with all covenants, agreements, obligations and conditions that are required under the Transaction Documents to be performed or complied with by it on or prior to the Closing.

6.3              Transaction Documents. Each of the Transaction Documents, to which such Series D Investor is a party, shall have been duly executed and delivered by such Series D Investor.

6.4              Completion of ODI Formalities. In respect of the transactions of subscribing for Purchased Shares by the PRC Series D Investor only, the PRC Series D Investor shall have completed the ODI Formalities required for its outbound investment in the Company and the remittance of its Purchase Price.

7.                  COVENANTS OF THE WARRANTORS.

7.1              Pre-Closing Covenants.

(i)           Satisfaction of Conditions. The Parties shall use their respective commercially reasonable efforts to satisfy (or cause the satisfaction of) all the closing conditions to the consummation of the transactions under this Agreement as soon as practicable after the date of this Agreement.

(ii)        Information. From the date hereof until the Closing, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Group Company shall promptly notify the Series D Investors of any Action commenced or threatened in writing against any Warrantors, and (b) the Group Company shall promptly notify the Series D Investors of any breach, violation or non-compliance by any Warrantors (as the case may be) of any representation, warranty or covenant made by any Warrantors (as the case may be) hereunder.

(iii)      Conduct of Business. From the date of this Agreement until the Closing, the Warrantors shall ensure that the Group Companies’ business shall be carried out in the ordinary course consistent with past practice and in substantially the same manner as conducted prior to the date hereof.

7.2              Convertible Loan.

(i)           Purchase of the Equity Securities of Shanghai Hesai. Notwithstanding anything to the contrary in this Agreement and other Transaction Documents, if the Closing fails to occur within seventy (70) days after the CB Closing, each Series D Investor shall have the right to issue a written notice (the “Requesting Notice”) to Shanghai Hesai requesting to purchase the equity interests of Shanghai Hesai based on the pre-money valuation of Shanghai Hesai of US$1,650,000,000 (on a fully-diluted and as-converted basis) at the same Purchase Price and upon other terms and conditions as same as those for the transactions contemplated hereby (the “Onshore Share Purchase”). Each Warrantor shall, and shall cause the other existing shareholders of Shanghai Hesai at that time to take or cause to be taken all action, to do or cause to be done, to execute such further instruments and documents, and to assist and cooperate with any other parties in doing, all things necessary, proper or advisable under and in accordance with all applicable Laws or otherwise (i) to issue equity interests of Shanghai Hesai to such Series D Investor (or its Affiliates) pursuant to the Onshore Share Purchase, provided that, in respect of the PRC Series D Investor, the PRC Series D Investor shall have paid the Purchase Price to Shanghai Hesai, (ii) to complete and obtain all Consents, including without limitation permits, consents, approvals, resolutions or authorizations of any competent Governmental Authority that Shanghai Hesai shall obtain in connection with the consummation of the Onshore Share Purchase. All costs, expenses, charges, compensations, indemnifications, tax, fees associated with the Onshore Share Purchase and charged by any Governmental Authority shall be borne by Shanghai Hesai. After the US Series D Investor or its Affiliates being registered as the shareholder of Shanghai Hesai by the competent Governmental Authority regarding its Onshore Share Purchase (the “Registration of Onshore Share Purchase”), the Company shall repay the principal of the Convertible Loan to the US Series D Investor in a lump sum or in installments, provided that the total amount of the principal of such Convertible Loan shall be repaid within twelve (12) months after the Registration of Onshore Share Purchase, and the US Series D Investor (or its Affiliates) shall pay such amount repaid by the Company to Shanghai Hesai as the consideration for the Onshore Share Purchase. Shanghai Hesai shall not request the US Series D Investor, and the US Series D Investor shall not be under any obligation, to make any payment of any purchase price of the Onshore Share Purchase, unless the US Series D Investor has received the equivalent amount repaid by the Company (or by Shanghai Hesai or Founders pursuant to Section 7.2(iii) hereunder) to it.

(ii)         Repayment of the Convertible Loan. If the US Series D Investor (or its Affiliates) fails to be registered as the shareholder of Shanghai Hesai by the competent Governmental Authority in accordance with the aforesaid terms and conditions in Section 7.2(i) due to any reason not attributable to the US Series D Investor and the Group Companies and the US Series D Investor fails to reach an alternative arrangement within two (2) month following the date of the Requesting Notice, the US Series D Investor shall be entitled to choose (a) requesting the immediate repayment of the principal of the Convertible Loan and interest accrued on the Convertible Loan on a daily basis calculated based on a simple rate of 8% per annum from the date of the advancement of the Convertible Loan to its repayment date within thirty (30) days upon receipt of such request of repayment, or (b) requesting the Warrantors to proceed with the consummation of the Onshore Share Purchase (for the avoidance of doubt, if the Onshore Share Purchase has not been consummated within three (3) months after requested by the US Series D Investor, the US Series D Investor shall always be entitled to choose item (a) even if it chooses item (b) in the first place). For avoidance of any doubts, (A) the US Series D Investor shall not request and the Warrantors shall not be liable to the repayment of the Convertible Loan or the interest accrued thereon (if any) except as so provided in this Section 7.2, (B) if the Closing occurs or the Onshore Share Purchase consummates in accordance with the terms and conditions set forth in this Agreement and other Transaction Documents, the Convertible Loan shall bear no interest.

(iii)       Guarantee. Shanghai Hesai and the Founders shall guarantee the repayment of the principal of the Convertible Loan set forth in Section 7.2(i) and the repayment of the Convertible Loan and the interest accrued thereon set forth in Section 7.2(ii). For avoidance of any doubts, the US Series D Investor shall first require Shanghai Hesai to take its guarantee liabilities and the Founder shall only take its guarantee liability under the circumstance that Shanghai Hesai fails to repay or fully repay the Convertible Loan and the interest accrued thereon.

7.3              Use of Proceeds. Save as contemplated by this Agreement or otherwise agreed by Parties, the Convertible Loan and/or the proceeds of the sale of the Class B Ordinary Shares shall be used for the business expansion, capital expenditures and general working capital of the Group Companies during the ordinary course of business (including the Principal Business). For the avoidance of doubt, the Parties acknowledge and agree that the Group Companies may use the Convertible Loan and/or the proceeds of the sale of the Class B Ordinary Shares to complete the restructuring as stated in the Reorganization Plan set forth in Schedule C hereto.

7.4              Compliance with Laws. The Group Companies shall, and the Founders shall cause the Group Companies to, conduct their respective business as currently conducted or proposed to be conducted in compliance with all applicable Laws of each relevant jurisdiction in all material respects and obtain and maintain all approvals, permits and licenses necessary for the business of the Company on a continuing basis.

7.5              Additional Post-Closing Covenants.

(i)               Filing of the Restated M&A. The Company shall, and the Founders shall cause the Company to, have the Restated M&A duly filed with and stamped by the Registrar of Companies of the Cayman Islands within ten (10) Business Days after the Closing.

(ii)              Option Pool. Immediately upon, or as soon as practicable, after the Closing, the Company shall reserve 9,232,974 Class B Ordinary Shares (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events) representing 7% of the outstanding shares of the Company (on a fully diluted and as-converted basis) immediately after the Closing for issuance to the officers, directors, employees, consultants or service providers of the Company in accordance with the ESOP to be duly approved by the Board of the Company after the Closing. The Warrantors further agree that, except for the above, the Company shall not reserve, grant or issue any Equity Securities for employee share option plan or other incentive plan without the approval of the holders of majority voting power of all issued and outstanding Class B Ordinary Shares.

7.6              Implementation of Reorganization Plan.

(i)               The Warrantors shall, and shall procure their respective Affiliates to, cooperate in good faith and use their best efforts to cause all reorganization steps as contemplated under the Reorganization Plan set forth in Schedule C to occur and complete as soon as practicable and in any event within seventy (70) days after the CB Closing.

(ii)              In furtherance of, and without limiting the foregoing, each Warrantor agrees to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with any other parties in doing, all things necessary, proper or advisable under and in accordance with all applicable Laws (including without limitation, SAFE Rules and Regulations, ODI Rules and Regulations and any other applicable PRC Laws) or otherwise to consummate and make effective, in the most expeditious manner practicable, any reorganization steps as contemplated under the Reorganization Plan, and to obtain all Consent necessary for the Reorganization Plan.

(iii)               Each Series D Investor agrees to provide commercially reasonable assistance, to the extent exercising the rights and fulfilling the obligations as the Convertible Loan provider or the shareholder of the Company, to ensure the completion of the Reorganization Plan. For the avoidance of doubt, each Series D Investor agrees to execute necessary documents and take reasonably necessary actions to cooperate with the Company (i) to issue Class B Ordinary Shares to the existing shareholders of Shanghai Hesai (or their Affiliates), amend the register of members of the Company and issue new share certificate(s) so that the Company’s capitalization table immediately after completion of all reorganization steps under the Reorganization Plan shall be as set forth in Part III of Schedule B; and (ii) to amend the register of directors of the Company to reflect the individuals nominated by the Existing Shareholders (if any), respectively, as the directors of the Board of the Company.

7.7           Share Transfer Restriction. Unless otherwise approved by the holders of majority voting power of all issued and outstanding Class B Ordinary Shares, the Founder or his Founder Holdcos shall not directly or indirectly transfer, assign, pledge or otherwise dispose of (collectively, “Transfer”) any of their Equity Securities in the Company and Shanghai Hesai (except for the purpose of implementing the Reorganization Plan) until the initial public offering of shares of the Company, except for (a) any transfer of Equity Securities among the Founders or their Founder Holdcos, and (b) any transfer to the parents, children or spouse, or to trusts for the benefits of such Founder for bona fide estate planning purposes, provided that, prior to the completion of such Transfer, each transferee mentioned in the above items (a) and (b) shall have executed a deed of adherence to assume the obligations of such Key Party under this Agreement, with respect to the transferred Equity Securities; provided further, that the Key Party shall remain liable for any breach by its transferee under item (b) of any provision under this Agreement.

7.8           Exclusivity. From the date of the execution of this Agreement and until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.13, the Warrantors shall not, and they shall not permit any of their representatives to, directly or indirectly, initiate, solicit, encourage, respond to, or take any other action to facilitate or participate in any negotiations, overtures, or discussions concerning any offer or proposal or enter into any agreement with respect to, any purchase, sale or transfer (whether in the form of merger, consolidation or otherwise) of any Equity Securities in any Group Company, or of all or substantially all of the assets of any Group Company (the “New Financing”), or transaction similar to the transactions contemplated herein with any party other than the Series D Investors without the affirmative prior written approval of the Series D Investors, except for the purchase and sale of up to 22,666,666 Class B Ordinary Shares to be issued to the Series D Investors and other new investors (the “Co-Investors”) set forth in Schedule A-2 attached hereto, provided that, such issuance shall be based on a purchase price per share that is the same with the Purchase Price per share for the transactions contemplated herein (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) and other same terms and conditions for such transactions contemplated herein (the “Exempted Transactions”). The Warrantors represent, jointly and severally, that none of them is a signatory to or bound by any agreement with respect to any transactions or combinations as described in the preceding sentence other than the Exempted Transaction or as contemplated by this Agreement. Except for those related to the Exempted Transaction, the Company shall notify each Series D Investor of such offer or proposal received by the Warrantors after the execution of this Agreement, and shall provide to each Series D Investor (unless prohibited under applicable law or the terms of a binding non-disclosure agreement) copies of any written materials received in connection with such offer or proposal.

7.9           Full Time Commitment. Each Founder hereby covenants and undertakes that he shall devote one hundred percent (100%) of his working time and attention to the business of the Group Companies.

7.10         Non-Competition. Each of the Founders hereby undertakes to the Series D Investors that he will not, either on his own account or through any of his Affiliates, directly or indirectly:

(a)               until two (2) years after the date on which the Founder ceases to be a shareholder (directly or indirectly) or the date on which the Founder ceases to be a director, officer and employee (either a full-time employee or a part-time employee) of the Group Company, whichever is later (the “Restriction Period”), participate, assist, be involved with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company (including the Principal Business) at any time during the Restriction Period;

(b)              during the Restriction Period, solicit in any manner any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the business conducted by any Group Company (including the Principal Business) at any time during the Restriction Period;

(c)               during the Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company;

(d)              at any time disclose to any person (other than the parties hereto), or use for any purpose, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

8.             INDEMNITY.

8.1           Survival of Representations and Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Warrantors and the Series D Investors contained in or made pursuant to Section 3 and Section 4 in this Agreement shall survive the execution and delivery of this Agreement for a period of twenty-four (24) months after the Closing. Notwithstanding anything contained herein to the contrary, Section 1 through Section 5, Section 13 and Section 15 of Exhibit B (Representations and Warranties of Warrantors) shall survive until the expiration of the relevant statute of limitations for the matters in question and shall not be affected by any due diligence or investigation by the Series D Investors.

8.2           Indemnification by Warrantors. Each Warrantor hereby agrees to, jointly and severally, indemnify and hold harmless each Series D Investor, and its Affiliates, directors, officers, agents and assigns (each, an “Indemnitee”), from and against any and all Indemnifiable Losses, resulting from, or arising out of or due to (i) any breach of any representation or warranty made by any of the Warrantors in or pursuant to this Agreement; and (ii) any failure by the Warrantors to comply with any covenant or agreement contained in this Agreement or any other Transaction Documents.

8.3           Limitation on Indemnification. Notwithstanding anything to the contrary,

(i)        no claim for indemnification may be made pursuant to Section 8.2 unless and until the aggregate amount of Indemnifiable Losses of the relevant Party hereto and its Affiliates, directors, officers, agents and assigns (the “Indemnified Parties”) that may be claimed hereunder exceeds US$500,000 (the “Indemnity Basket”), in which event such indemnification shall be required to the full extent of the Indemnifiable Loss, including the Indemnity Basket;

(ii)      (1) the maximum aggregate liabilities of the Warrantors in respect of all relevant claims under this Agreement and other Transaction Documents brought by any of the Indemnitees is limited to its respective Purchase Price paid by such Series D Investor unless otherwise explicitly provided in Section 7.2 of this Agreement, and (2) the aggregate liabilities for each Key Party in respect of all relevant claims under this Agreement and other Transaction Documents brought by any of the Indemnitees (including the guarantee liabilities under Section 7.2) shall be limited to the market value of all Equity Securities of the Group Companies directly or indirectly then held by such Key Party, and any Indemnitee shall nonetheless seek indemnification from each Founder exclusively through raising claims against the Equity Securities of the Group Companies then directly and indirectly owned by such Founder or the market value of such Equity Securities (for avoidance of doubt, not through acquiring/enforcing any other assets or properties of any Founder). For the purpose of this paragraph (ii) of Section 8.3, the “market value” of the Equity Securities of the Group Companies directly or indirectly then owned by the Key Parties shall be the proceeds actually received by a Key Party through disposing such Equity Securities of the Group Companies in good faith and at arm’s length;

(iii)      the Warrantors shall not be liable for any claim if the Indemnifiable Loss caused by such claim has been eliminated or prevented by the Warrantors within thirty (30) Business Days after the date on which the notice from such Indemnitee claiming for indemnity is received by the Warrantors;

(iv)     the Warrantors shall not be liable to indemnify any Indemnitee in respect of any claims under this Agreement or other Transaction Documents with respect to any non-compliance with applicable Laws of the Warrantors, to the extent that such claims would not have arisen but for a change in any law, regulation or government decrees promulgated after the Closing; and

(v)      with respect to each indemnification obligation contained in this Agreement, all Indemnifiable Losses shall be net of any third-party insurance or indemnity, contribution or similar that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification, less the costs and expenses incurred in obtaining such recovery.

9.             CONFIDENTIALITY AND NON-DISCLOSURE.

9.1           Disclosure of Terms. The terms and conditions of this Agreement, the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, and the communications in connection with the transactions contemplated hereto (collectively, the “Financing Terms”) shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below. Each Series D Investor will keep confidential and will not disclose or divulge, any information which such Series D Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company (collectively, the “Company Confidential Information”), unless the information is known, or until the information becomes known, to the public through no fault of such Series D Investor, or unless the Company gives its written consent to such Series D Investor’s release of the information.

9.2           Press Releases. No announcement regarding any confidential information (including the existence of, and terms of, this Agreement) and the transactions contemplated hereby shall be made in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public without the mutual written consent of the Company and the Series D Investors.

9.3           Permitted Disclosures.

(a)               Notwithstanding anything in the foregoing to the contrary, any Party may disclose any of the Financing Terms and Company Confidential Information to its current shareholders, directors, officers, investment bankers, accountants, auditors, insurers, business or financial advisors and attorneys, in each case strictly on a need-to-know basis and where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise. Each Investor may disclose the existence or content of any of the Financing Terms and Company Confidential Information for fund and inter-fund reporting purposes and any information contained in press releases or public announcements of the Company pursuant to Section 9.2.

(b)               The confidentiality obligations set out in this Section 9 do not apply to the information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 9 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party.

9.4           Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation pursuant to securities Laws) to disclose the existence or any terms or conditions of this Agreement or any of the exhibits or schedules attached thereto in contravention of the provisions of this Section 9, such Party (the “Disclosing Party”) shall provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and where reasonably practicable, shall use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Parties.

9.5           Without the prior written consent of each Series D Investor, and whether or not such Series D Investor is then a shareholder of the Company, none of the Group Companies nor any other Warrantors shall use, publish or reproduce the name, trademarks, trade names, domain names, service marks, business names, or logos of such Series D Investor and its Affiliates, including without limitation the name, trademarks or logos of [investor] or any similar name, trademark or logo in any documents and materials, including without limitation their marketing, advertising or promotion materials or otherwise for any marketing, advertising, promotional purposes or other purposes.

10.           MISCELLANEOUS.

10.1         Governing Law. This Agreement shall be governed in all respects by the Laws of the Hong Kong without regard to conflicts of law principles.

10.2         Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. No Warrantor may assign its rights or delegate its obligations under this Agreement without the prior mutual written consent of the Series D Investors. The rights of each Series D Investor hereunder are assignable (together with the related obligations) to its Affiliates without any written consent of the Parties, provided that such Series D Investor has transferred its Class B Ordinary Shares to such transferee and such transferee agrees in writing to be subject to the terms of each of the Transaction Documents.

10.3         Entire Agreement. This Agreement and any other Transaction Documents together with all the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. The Parties further agree that if any separate share purchase agreement is executed solely for purpose of applying for any Consent with any Governmental Authority with respect to the transactions contemplated under this Agreement and there is any discrepancy between such share purchase agreement and this Agreement, this Agreement and all schedules and exhibits hereto and thereto shall prevail.

10.4         Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party, upon delivery; or (b) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the Parties as set forth in Schedule D with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider; or (c) when sent by e-mail if sent to the address set forth in Schedule D.

The address of each Party is set forth in Schedule D and a Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.4 by giving the other Party written notice of the new address in the manner set forth above.

10.5         Amendments and Waivers. This Agreement may only be amended or modified with the prior written consent of the Company, the Founders and the Series D Investors.

10.6         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative.

10.7         Fees and Expenses. Except as otherwise provided in this Agreement, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and other Transaction Documents, including fees and expenses of attorneys, accountants, consultants and financial advisors. Except as otherwise provided in this Agreement, any taxes arising from this Agreement and the other Transaction Documents shall be borne by the Parties pursuant to the applicable tax Laws. Notwithstanding anything in the foregoing to the contrary, if the transaction contemplated hereunder is successfully consummated in accordance with this Agreement or in the event that the conditions precedent to the Closing set forth in Section 5 and Section 6 have been fulfilled but the Company refuses to consummate the transaction contemplated hereunder, the Company shall pay the reasonable fees and expenses incurred by the Series D Investors in connection with the transactions contemplated hereby up to an aggregate amount of RMB 500,000 within seven (7) Business Days after its receipt of written invoices for such fees and expenses.

10.8         Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.9         Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

10.10       Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

10.11       Pronouns and etc. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, and (e) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.

10.12       Dispute Resolution.

(a)               Negotiation between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of the relevant Parties, subsection (b) below shall apply.

(b)               Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators; and (ii) the language of the arbitration shall be Chinese. The complainant and the respondent to such dispute shall each select one (1) arbitrator with the third arbitrator jointly selected by complainant and the respondent within thirty (30) days after the initiation of the arbitration. In the event that either party to the arbitration cannot jointly agree on the third arbitrator within such thirty (30) day period, the Chairman of HKIAC shall appoint such arbitrator. The award of the arbitral tribunal shall be final and binding upon the parties thereto.

10.13       Termination of Agreement.

(a)               This Agreement may be terminated prior to the Closing (i) by mutual written consent of the Parties, (ii) by either Series D Investor with respect to such Series D Investor only, if a material breach of any representations or warranties under Section 3 or failure to perform any material covenants or agreement on the part of any Warrantors, which would cause any of the conditions set forth in Section 5 not to be satisfied and remains uncured within fifteen (15) Business Days after receipt of written notice from such Series D Investor, (iii) by the Company with respect to the concerned Series D Investor only, if a material breach of any representation or warranty under Section 4 or failure to perform any material covenant or agreement on the part of either Series D Investor, which would cause any of the conditions set forth in Section 6 not to be satisfied and remains uncured within fifteen (15) Business Days after receipt of written notice from the Company, (iv) by the Company or the Series D Investor, if due to change of applicable Laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable Laws, (v) by either Series D Investor or the Company, with respect to such Series D Investor only, by written notice to the other Parties if the CB Closing has not occurred upon or before the date that is two (2) months after the date of this Agreement, provided that (A) the right to terminate this Agreement pursuant to this subsection (v) shall not be available to the Company, if the failure of any Warrantor to fulfill or breach by any Warrantor of any obligation under this Agreement has resulted in the failure of the CB Closing to occur, and (B) the right to terminate this Agreement pursuant to this subsection (v) shall not be available to either Series D Investors, if the failure of such Series D Investor to fulfill or breach by such Series D Investor of any obligation under this Agreement has resulted in the failure of the CB Closing to occur, or (vi) by the Company, with respect to the PRC Series D Investor only, if the PRC Series D Investor fails to obtain the ODI Formalities within thirty-seven (37) days after the Domestic Shareholders subject to the ODI Rules and Regulations have obtained their ODI Formalities, provided that, the Company shall first discuss with the PRC Series D Investor regarding applicable alternative arrangement in respect of the subscription of the Purchased Shares by the PRC Series D Investor or its Affiliate, provided further that, if the PRC Series D Investor fails to obtain the ODI Formalities and pay up its Purchase Price to the Company within sixty (60) days following the date on which the Company submits the confidential filling for the initial public offering of its shares with U.S. Securities and Exchange Commission, the Company may terminate this Agreement with respect to the PRC Series D Investor only at its sole discretion.

(b)               If this Agreement is terminated against any Party pursuant to the provision of Section 10.13, this Agreement will be of no further force or effect with respect to such Party, provided that no Party shall be relieved of any Liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation; provided however, under the circumstance of above item (v) in Section 10.13(a), the Series D Investor shall have the right to issue a written notice to Shanghai Hesai requesting to purchase the equity interests of Shanghai Hesai based on the pre-money valuation of Shanghai Hesai of US$1,650,000,000 (on a fully-diluted and as-converted basis) at the same Purchase Price and upon other terms and conditions as same as those for the transactions contemplated hereby, and each Warrantor shall, and shall cause the other existing shareholders of Shanghai Hesai at that time to take or cause to be taken all action, to do or cause to be done, to execute such further instruments and documents, and to assist and cooperate with any other parties in doing, all things necessary, proper or advisable under and in accordance with all applicable Laws or otherwise to complete such transaction upon the request of the Series D Investor .

10.14       Survival. The provisions of Section 1 (Definitions), Section 8 (Indemnity), Section 9 (Confidentiality and Non-disclosure), Section 10.1 (Governing Law), Section 10.4 (Notice), Section 10.10 (Severability), Section 10.12 (Dispute Resolution), paragraph (b) of Section 10.13 (Termination of Agreement) and Section 10.14 (Survival) shall survive the expiration or early termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

Hesai Group

By:	/s/ Yifan Li
Name: Yifan Li
Title: Director

THE HK COMPANY:

Hesai Hong Kong Limited

By:	/s/ Kai Sun
Name: Kai Sun
Title: Director

[Signature Page to Class B Ordinary Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHANGHAI HESAI:

Shanghai Hesai Technology Co., Ltd. (上海禾赛科技有限公司) (Seal)

By:	/s/ Yifan Li
Name: Yifan Li
Title: Legal Representative
Company seal: /s/ Shanghai Hesai Technology Co., Ltd.

[Signature Page to Class B Ordinary Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE FOUNDER HOLDCOS:

Rock Ocean Limited

By:	/s/ Kai Sun
Name: Kai Sun
Title: Director

Fermat Star Limited

By:	/s/ Kai Sun
Name: Kai Sun
Title: Director

Asian LBJ Limited

By:	/s/ Yifan Li
Name: Yifan Li
Title: Director

ALBJ Limited

By:	/s/ Yifan Li
Name: Yifan Li
Title: Director

[Signature Page to Class B Ordinary Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE FOUNDER HOLDCOS:

Balamb Limited

By:	/s/ Shaoqing Xiang
Name: Shaoqing Xiang
Title: Director

Galbadia Limited

By:	/s/ Shaoqing Xiang
Name: Shaoqing Xiang
Title: Director

THE FOUNDERS:

/s/ Kai Sun
Name: Kai Sun

/s/ Yifan Li
Name: Yifan Li

/s/ Shaoqing Xiang
Name: Shaoqing Xiang

[Signature Page to Class B Ordinary Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE SERIES D INVESTOR:

[Name of investor]

By:
Name:
Title:

[Signature Page to Class B Ordinary Share Purchase Agreement]

Schedule A-1

Key Parties

Founder	Founder Holdco	PRC Identity Number of the Funder
Mr. Kai Sun

Rock Ocean Limited, a company established and validly existing under the laws of the British Virgin Islands; and

Fermat Star Limited, a company established and validly existing under the laws of the British Virgin Islands

[**********]
Mr. Yifan Li

Asian LBJ Limited, a company established and validly existing under the laws of the British Virgin Islands; and

ALBJ Limited, a company established and validly existing under the laws of the British Virgin Islands

[**********]
Mr. Shaoqing Xiang

Balamb Limited, a company established and validly existing under the laws of the British Virgin Islands; and

Galbadia Limited, a company established and validly existing under the laws of the British Virgin Islands

[**********]

Schedule A-1

Schedule A-2

Series D Investor

Schedule A-2

Schedule B

Capitalization Table

Schedule B

Schedule C

Reorganization Plan

Schedule C

Schedule D

Notices

Schedule D

Schedule E

Disclosure Schedule

Schedule E

Exhibit A

Restated M&A of the Company

Exhibit A

Exhibit B

Representations and Warranties of Warrantors

1.                  Organization, Good Standing and Qualification.

(a)                    Each of the Company, the HK Company and the US Companies is duly organized, validly existing and in good standing under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

(b)                   Each of the PRC Companies is a company duly organized and validly existing and in good standing under the Laws of the PRC, and has all powers and authority to own its properties and assets and all Consents required to carry on its business as now conducted. Copies of the business license, articles of association, and other organizational documents of each of the PRC Companies, as amended to date, have been delivered to the Series D Investor and are true and correct and are in full force and effect.

2.                  Due Authorization. All corporate action on the part of the Company and Shanghai Hesai, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of each Transaction Document, the authorization, issuance, reservation for issuance and delivery of all of the Class B Ordinary Shares, and, as applicable, the performance of their respective obligations under each Transaction Document and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, shall has been taken. The Transaction Documents are valid and binding obligations of each Warrantor and each party to the Transaction Documents, enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. The Class B Ordinary Shares are not subject to any preemptive rights, rights of first refusal, or Liens of any kind except for rights imposed under the Transaction Documents.

3.                  Capitalization of the Company. The authorized share capital of the Company will consist of the following immediately prior to the Closing:

(i)                    A total of 500,000,000 Ordinary Shares, 29,033,379 of which shares are issued and outstanding, including (a) 35,000,000 Class A Ordinary Shares, 29,033,379 of which are issued and outstanding immediately prior to the Closing, and (b) 150,000,000 Class B Ordinary Shares, none of which are issued and outstanding immediately prior to the Closing.

(ii)                   Part II of Schedule B sets forth the capitalization of the Company immediately following the Closing, and Part III of Schedule B sets forth the capitalization of the Company immediately following the completion of Reorganization Plan. Except for the securities, rights and privileges described in Schedule B and the Reorganization Plan, there are no other options, warrants, conversion privileges or other rights or agreements outstanding or under which the Company is or may become obligated to issue any securities of any class or series and none of the Company’s outstanding shares, and no shares issuable upon exercise, conversion, or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal, or other rights to purchase such shares (whether in favor of the Company or any other Person), pursuant to any agreement or commitment to which the Company is a party or of which the Company is aware, except for the rights imposed in the Transaction Documents.

Exhibit B - 1

(iii)                   The registered capital of Shanghai Hesai as of the date hereof and the Closing Date is set forth in the Reorganization Plan, together with an accurate, up-to-date list of the record and beneficial owner of such registered capital. All historical changes to the registered capital of Shanghai Hesai and historical transfers of equity interest in Shanghai Hesai were made in compliance with the applicable Laws.

4.                  Subsidiaries. Except for the HK Company, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or any other Person. The Company was formed solely to acquire and hold Equity Securities in the HK Company and since its formation it has not engaged in any business and has not incurred any Liability except in the ordinary course of acquiring, managing and disposing of its Equity Securities in the HK Company. The HK Company was formed solely to acquire and hold the Equity Securities in Shanghai Hesai and since its formation it has no other business, except as contemplated by this Agreement, and has not incurred any Liability other than annual filing, maintenance and other standard fees. Except for the US Companies and Shanghai Hesai Trading Co., Ltd. (上海禾赛贸易有限公司), Shanghai Hesai does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or any other Person.

5.                  Valid Issuance of Shares.

(a)               The Class B Ordinary Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, non-assessable, and free of any Liens.

(b)               All presently outstanding Ordinary Shares of the Company are duly and validly issued, fully paid and non-assessable and free of any Liens, and such Ordinary Shares, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities Laws, including without limitation the Securities Act.

6.                  Financial Statements. The Company has provided the audited consolidated balance sheets, cash flow statements and income statements of the Group Companies as of December 31, 2020 (the “Financial Statements Date”) (item (i) and item (ii), collectively, the “Financial Statements”). Such Financial Statements (a) accord with the books and records of the respective Group Company, (b) are true, correct and complete in all material respects and present fairly the financial condition and state of affairs of the respective Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with applicable accounting standards applied on a consistent basis.

7.                  Undisclosed Liabilities. Except for liabilities set forth in the Financial Statements or liabilities which have been incurred in the ordinary course of business consistent with its past practice since the Financial Statements Date, none of the Group Companies has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

Exhibit B -2

8.                  Changes. Since the Financial Statements Date, each of the Group Companies has (a) operated its business (including the Principal Business), in the ordinary course consistent with its past practice, (b) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (c) not engaged in any new line of business. Since the Financial Statements Date, there has not been any Material Adverse Effect or any material adverse change in the way the Group conducts its business (including the Principal Business).

9.                  Title to Properties and Assets. Each of the Group Companies has good and valid title to, or a valid leasehold interest in, all of the material assets it uses in the conduct of the Principal Business of the Group Companies, whether real, personal or mixed, tangible or intangible (including all such assets reflected in the Financial Statements), free and clear of all Liens and third-party claims, including any creditors’ rights. None of the Key Parties and the Key Parties’ Affiliates has any interest in the foregoing assets or any assets relevant to, or necessary for the operation of, the Principal Business. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All material machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair (reasonable wear and tear excepted) and (b) not obsolete or in need in of renewal or replacement, except for renewal or replacement in the ordinary course of business. There are no facts or conditions affecting any such assets which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the current use, occupancy or operation of such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford such Group Company valid leasehold possession of the real or personal property that is the subject of the lease.

10.              Intellectual Property Rights.

(a)               Company Intellectual Properties. The Group Company owns or has the sufficient right (including but not limited to the rights of development, modification, maintenance, licensing, utilization and sale) to all Intellectual Properties necessary and sufficient for the conduct of such Group Company’s Principal Business as currently conducted by such Group Company, and as currently contemplated to be conducted (the “Company Intellectual Property”), without any conflict with or infringement of the rights of any other Person.

(b)               All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or, to the Knowledge of the Warrantors, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Intellectual Property to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Intellectual Property. No Company Intellectual Property is the subject of any Lien, license or other contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Intellectual Property. Except as disclosed in Section 10 (b) of the Disclosure Schedule, no Company Intellectual Property is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company or (b) may affect the validity, use or enforceability of such Company Intellectual Property. Except as disclosed in Section 10 (b) of the Disclosure Schedule, no Group Company has (1) transferred or assigned any Company Intellectual Property, other than transferred or assigned among the Group Companies; (2) authorized the joint ownership of, any Company Intellectual Property; or (3) permitted the rights of any Group Company in any Company Intellectual Property to lapse or enter the public domain.

Exhibit B -3

(c)               Except as disclosed in Section 10 (c) of the Disclosure Schedule, (i) none of the Company, Shanghai Hesai and other Group Companies has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any Intellectual Property of any Person; and (ii) no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(d)               Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard Company Intellectual Property and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing. To the extent that any Company Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of Laws or valid assignment.

11.              Material Contracts.

(a)               Material Contracts and Obligations. Each of the following agreements, contracts, indebtedness, Liabilities, arrangements or other obligations (other than purchase orders and invoices in the ordinary course of business), to which any Group Company is a party or by which any of them or the assets of the Group Companies is bound, shall constitute a material contract (each a “Material Contract,” and collectively the “Material Contracts”) (i) having an aggregate value, cost or amount, Liability in excess of RMB 5,000,000 (or an equivalent amount in another currency), (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iii) restricting the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (iv) not in the ordinary course of business, (v) involving the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any Person, (vi) with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities) and having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of RMB 5,000,000, (vii) dealing with legal or beneficial ownership of any Equity Security in any Group Company or the voting power in any Group Company, or (viii) the agreement in relation to the settlement of Action and cross-license of patents executed by and among Shanghai Hesai and Velodyne Lidar, Inc. on June 24, 2020.

Exhibit B - 4

(b)               Validity and Status. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or governmental order (or cause a Material Adverse Effect to any Group Company as a result), and is in full force and effect and enforceable against the parties thereto. Each Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and the Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto has not, or is not in breach or alleged breach of, or default or alleged default under, any Material Contract.

12.              Litigation. There is no Action pending or, to the Knowledge of the Warrantors, currently threatened against any Warrantor or Group Company, any Group Company’s activities, properties or assets or against any director of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any Group Company. No Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority and there is no Action by any Group Company currently pending or, to the Knowledge of the Warrantors, which it intends to initiate. There is no Action, pending or threatened, that questions the validity of any Transaction Document, or the right of any Group Company or Founders to enter into such agreement, or to consummate the transactions contemplated hereby or thereby or that could, individually or in the aggregate, results in a Material Adverse Effect.

13.              Compliance with Laws. Each of the Group Companies is, and has been, in compliance with all Laws applicable to it or its business, properties or assets in all material aspects

14.              Governmental Consents. All Consents on the part of the Company and Shanghai Hesai required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated herein have been obtained and are currently effective and in consummating such transactions. The offer, sale and issuance of the Class B Ordinary Shares, in conformity with the terms of this Agreement, are exempt from the registration and prospectus delivery requirements of the Securities Act and all other applicable securities laws and regulations.

15.              Tax Matters. As of the date hereof:

(a)               all Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company have been duly and timely filed by such Group Company within the requisite period and completed on a proper basis in accordance with the applicable Laws in all material aspects, and are up to date and correct in all material respects. All Taxes owed by each Group Company (whether or not shown on every Tax Return) have been paid in full or provision for the payment thereof have been made. No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding or contemplated.

Exhibit B - 5

(b)               no audit of any Tax Return of each Group Company and no formal investigation with respect to any such Tax Return by any Tax authority is currently in progress. No Group Company has waived any statute of limitations with respect to any Taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes.

(c)               no written claim has been received by the Company in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(d)               no Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

16.              Books and Records. The books of account and other financial records, minute books, stock record books, and other records of the Group Companies are true and complete in all material respects and have been maintained in accordance with sound business practices and the procedures prescribed under applicable Laws in all material respects.

17.              Disclosure. No representation or warranty by any Warrantor in this Agreement or in any written statement or certificate furnished or to be furnished to the Series D Investors pursuant to any Transaction Document contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Each of the Warrantors has fully provided the Series D Investors with all material information that the Series D Investors have requested for. Except as set forth in this Agreement or the Disclosure Schedule, there is no fact or document or matter that the Company has not disclosed to the Investors in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have any Material Adverse Effect.

18.              Employee Matters.

(a)               Each Group Company has complied in all material respects with all applicable employment and labor Laws. Each Group Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from the employees of such Group Company, including but not limited to the social insurance, housing fund, income Tax, and etc.

Exhibit B - 6

(b)               Each of the officers, employees and consultants of the Group Companies has entered into a valid engagement/employment agreement containing confidentiality, non-competition and non-solicitation, and invention assignment provisions. To the best Knowledge of the Warrantors, none of the directors, officers, employees and consultants currently or previously employed or otherwise engaged by any Group Company is in violation of any current or prior confidentiality, non-competition or non-solicitation or invention assignment obligations to any Group Company or to any other persons, including former employers.

19.         Reorganization Plan. The reorganization steps specified in the Reorganization Plan which shall be completed on or prior to the Closing shall have been duly completed pursuant to the Reorganization Plan upon or prior to the Closing and in accordance with all applicable Laws.

20.         Related Party Transactions. The Company, Shanghai Hesai and all Group Companies have conducted all related party transactions on an arm's-length basis.

21.         Environmental, Health and Safety Laws.

(a)               Each Group Company is in compliance with all Environmental, Health and Safety Laws, which compliance includes the possession by each Group Company of all permits and other Governmental Authorities required under applicable Environmental, Health and Safety Laws and compliance with the terms and conditions thereof in all material aspects. No Group Company has received, since their inceptions, any communication from a governmental authority that alleges that it is not in such full compliance.

(b)               There is no environmental Action pending or, to the Knowledge of Warrantors, threatened against any Group Company and there are no pending Actions, activities or circumstances related to the release, emission, discharge, or disposal of any hazardous material.

22.              No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Exhibit B, none of the Founders, the Warrantors or any of its respective Affiliates or representatives has made or makes any representation or warranty, expressed or implied, as to the Group Companies, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects or the accuracy or completeness of any information regarding the Group Companies furnished or made available to the Series D Investors and its Affiliates and counsels.

Exhibit B - 7

Schedule of Material Differences

One or more entities entered into Share Purchase Agreement with the Registrant, Hesai Hong Kong Limited, Hesai Technology Co., Ltd. and the founders using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

Name of Investor	Number of Ordinary Shares	Purchase Price		Convertible Loan		Execution Date
Hubei Xiaomi Yangtze River Industry Fund, LL.P. (湖北小米长江产业基金合伙企业(有限合伙))	4,242,424	US$	70,000,000	/		May 17, 2021
Fast Pace Limited	3,030,303	US$	50,000,000	US$	50,000,000	May 17, 2021
CPandar Investment Limited	3,030,303	US$	50,000,000	US$	50,000,000	May 11, 2021
GSPR IV Holdings Limited	5,454,545	US$	90,000,000	US$	90,000,000	May 10, 2021
Solid Bit Hong Kong limited	3,030,303	US$	50,000,000	US$	50,000,000	May 10, 2021
Lightspeed Opportunity Fund, L.P.	606,061	US$	10,000,000	US$	10,000,000	May 19, 2021
SMRS-TOPE LLC	606,061	US$	10,000,000	US$	10,000,000	May 10, 2021
KGT Strategic Private Investments, LP	303,030	US$	5,000,000	US$	5,000,000	May 10, 2021
Pantheon Access Co-Investment Program, L.P. – Series 151	303,030	US$	5,000,000	US$	5,000,000	May 10, 2021
Moonrise China Partners I LP	242,424	US$	4,000,000	US$	4,000,000	May 10, 2021
Qiming Venture Partners VI, L.P.	472,144	US$	7,790,376	US$	7,790,376	May 11, 2021
Qiming Managing Directors Fund VI, L.P.	12,704	US$	209,624	US$	209,624	May 11, 2021
Pagoda Innovation Partners L.P.	606,061	US$	10,000,000	US$	10,000,000	May 11, 2021
HT Global Investment Limited	606,061	US$	10,000,000	US$	10,000,000	May 10, 2021
PANGU VC INC	121,212	US$	2,000,000	US$	2,000,000	May 14, 2021